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EXHIBIT 12.    STATEMENT RE:  COMPUTATION OF RATIOS



                     First Hawaiian, Inc. and Subsidiaries
        Computation of Consolidated Ratios of Earnings to Fixed Charges


                                               QUARTER ENDED                SIX MONTHS ENDED
                                                  JUNE 30,                      JUNE 30,
                                          -----------------------       -----------------------
                                            1997           1996           1997            1996
                                          --------       --------       --------       --------
                                                         (dollars in thousands)
Income before income taxes                $ 32,892       $ 32,331       $ 62,498       $ 61,591
                                          --------       --------       --------       --------


Fixed charges:(1)
   Interest expense                         63,796         60,548        126,677        120,307
   Rental expense                            2,612          1,174          5,379          2,376
                                          --------       --------       --------       --------
                                            66,408         61,722        132,056        122,683
Less interest on deposits                   48,606         42,955         95,813         85,004
                                          --------       --------       --------       --------

   Net fixed charges                        17,802         18,767         36,243         37,679
                                          --------       --------       --------       --------

   Earnings, excluding
       interest on deposits               $ 50,694       $ 51,098       $ 98,741       $ 99,270
                                          ========       ========       ========       ========

   Earnings, including
       interest on deposits               $ 99,300       $ 94,053       $194,554       $184,274
                                          ========       ========       ========       ========

Ratio of earnings to
   fixed charges:

   Excluding interest on deposits            2.85  X         2.72 x         2.72 X         2.63 x


   Including interest on deposits             1.50 X         1.52 x         1.47 X         1.50 x




(1) For purposes of computing the above ratios, earnings represent income before income taxes plus fixed charges. Fixed charges, excluding interest on deposits, include interest (other than on deposits), whether expensed or capitalized, and that portion of rental expense (generally one third) deemed representative of the interest factor. Fixed charges, including interest on deposits, include all interest, whether expensed or capitalized, and that portion of rental expense (generally one third) deemed representative of the interest factor.